Exhibit 10.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Asset Purchase Agreement (as may be amended, supplemented or modified from time to time, the “Purchase Agreement”), dated as of December 11, 2012, by and among A123 Systems, Inc., a Delaware corporation (“A123 Systems”), the subsidiaries of A123 Systems set forth on Exhibit A to the Purchase Agreement (collectively with A123 Systems, the “Sellers”) and Navitas Advanced Solutions Group, LLC, a Michigan limited liability company (successor by assignment from Navitas Systems LLC, an Illinois limited liability company) (the “Purchaser”), is made as of January 29, 2013.  Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to the Purchase Agreement, the Sellers have agreed to sell and transfer to the Purchaser, and the Purchaser has agreed to purchase from the Sellers, certain of the assets of the Sellers used in or related to the Sellers’ USG Business; and

WHEREAS, the parties desire to amend the Purchase Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Sellers and the Purchaser hereby agree as follows:

1.             Amendment.  The Purchase Agreement is hereby amended as follows:

(a)           Section 2.1(a) of the Purchase Agreement is hereby amended by adding a new subsection (xvii) as follows:

“(xvii) all personal computers primarily used by the Transferred Employees.”

(b)           Section 2.2(a) of the Purchase Agreement is hereby amended by adding a new subsection (xiv) as follows:

“(xiv)      any backup tapes of Sellers’ electronic Books and Records or other information, or any other archival computer system back-up maintained in the ordinary course of the USG Business or the Excluded Business (collectively, the “Backup Tapes”), provided however that any embodiments of or materials related to the Purchased IP (excluding, for the avoidance of doubt, any Intellectual Property Rights excluded from the Purchased Assets pursuant to Section 2.1(b) of the Purchase Agreement) that are stored on the Backup Tapes shall constitute Purchased Assets and the Purchaser shall be entitled to request and receive any files from the Backup Tapes pursuant to reasonable requests to the Sellers or permitted transferees thereof detailing the files sought.”

(c)           Section 2.4 of the Purchase Agreement is hereby amended by deleting “$2,250,000” therein and replacing it with “$2,000,000.”

(d)           The second sentence of Section 5.6(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The Purchaser shall assume and shall indemnify Sellers and their Affiliates against all liabilities and obligations to provide any payments, including, without limitation, severance and payment-in lieu of notice, or benefits to (i) any Specified Employee who does not become a Transferred Employee and who is not also a Designated Specified Employee and (ii) any Transferred Employee whose employment is terminated by the Purchaser following the Closing Date.”

(e)           Section 5.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 5.7          Non-Solicitation.  From the date hereof until the fifth (5th) anniversary of the Closing Date, the Purchaser and its Affiliates shall not offer employment to or hire any Excluded Personnel other than the Excluded Personnel set forth on Schedule 5.7 hereto.”

(f)            Article V to the Purchase Agreement is hereby amended by adding thereto a new Section 5.11 as follows:

“Section 5.11  Back-up Tapes.

(a)           From and after the Closing, the Sellers shall not, and shall not instruct, cause or permit any third party to, at any time after the Closing: (1) disclose the contents of any of the Backup Tapes to any third party without the prior written consent of the Purchaser (except that Sellers may disclose to the Excluded Assets Purchaser or its Affiliates data from such Backup Tapes (other than files that relate exclusively to the Excluded Business (as defined in the Excluded Assets Purchase Agreement) or are ITAR-Controlled Assets)), except that if required by applicable Laws, Sellers may disclose the contents of such Backup Tapes, provided that Sellers notify the Purchaser of such required disclosure promptly and in writing and cooperate with the Purchaser in any lawful action to contest or limit the scope of such required disclosure, (2) transfer any of the Backup Tapes or any copy thereof to any third party without the prior written consent of the Purchaser except as provided otherwise in Section 5.11(b) in connection with direction given by the Excluded Assets Purchaser or the Purchaser (it being acknowledged and agreed by the Parties that the Backup Tapes will be stored offsite with Iron Mountain under the Sellers’ control and direction immediately after the Closing), or (3) except as provided otherwise in Section 5.11(d), delete any portion of or destroy any of the Backup Tapes without the prior written consent of the Purchaser.

(b)           Prior to the entry of a final decree closing the Sellers’ bankruptcy cases (the “Bankruptcy Closing”), the Purchaser acknowledges that the Excluded Assets Purchaser has a right to direct the Sellers to, and upon such instruction the Sellers shall, deliver the Backup Tapes to a third party designated by the Excluded Assets Purchaser.  The Sellers agree that they shall not deliver the Backup Tapes to such third party designated by the Excluded Assets Purchaser without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. Thereafter, the Purchaser shall be entitled to request and receive files from the Backup Tapes pursuant to procedures instituted with such third party that Purchaser requires for the USG Business and is entitled to access pursuant to any written agreement between the Purchaser and the Excluded Asset Purchaser, or that constitute Purchased Assets.

(c)           If prior to the Bankruptcy Closing the Excluded Assets Purchaser has not directed Sellers to transfer the Backup Tapes to a third party as set forth in this Section 5.11, then the Sellers shall provide at least ten (10) Business Days’ advance written notice (the “Destruction Notice”) to the Purchaser of their intention to destroy the Backup Tapes and the Purchaser shall have a right to direct the Sellers to, and upon such instruction the Sellers shall, deliver the Backup Tapes to a third party designated by the Purchaser until such date that is not later than the fifth (5th) anniversary of the date hereof, subject to the prior written consent of the Excluded Assets Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.  Thereafter, the Purchaser shall only be entitled to request and receive files from the Backup Tapes pursuant to procedures instituted with such third party that Purchaser requires for the USG Business and is entitled to access pursuant to any written agreement between the Purchaser and the Excluded Asset Purchaser, or that constitute Purchased Assets.

(d)           If the Purchaser has not directed Sellers to transfer the Backup Tapes to a third party as set forth in the preceding sentence on or before the tenth (10th) Business Day following the Purchaser’s receipt of the Destruction Notice, then the Sellers may destroy the Backup Tapes at the Bankruptcy Closing without any further action or consent from the Purchaser.

(e)           All costs and expenses related to the Backup Tapes after the Closing and prior to the Bankruptcy Closing, including without limitation maintenance, storage, access, recovery work, and hosting, up to a maximum of $53,000, shall be paid by the Sellers; any additional costs and expenses will be reimbursed by the Purchaser subject to reasonable advance written notice being provided to, and prior consent to incur such costs and expenses obtained from, Purchaser.”

(g)           Schedule 1.2(a) to the Purchase Agreement is hereby amended by removing therefrom the following Contract:

Contract Number	Customer	Period of Performance	Contract Value

W56HZV-10-C-0013	TARDEC	01/28/2010-01/31/2013	$8,997,000

(h)           Schedule 2.1(a)(v) to the Purchase Agreement is hereby amended by adding thereto that Equipment set forth on Schedule 1(a)(i) hereto and removing therefrom that Equipment set forth on Schedule 1(a)(ii) hereto to the extent previously included on Schedule 2.1(a)(v) to the Purchase Agreement.

(i)            Schedule 5.6(a) to the Purchase Agreement is hereby amended by removing therefrom the following Persons:

Vinit Rege

Quongyu Wang

(j)            The attached Schedule 5.7 shall be added to the Purchase Agreement as Schedule 5.7 thereto.

2.             No Implied Amendments.  Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

3.             Effectiveness of Amendment.  This Amendment shall be deemed to be a modification to the Purchase Agreement in accordance with Section 10.2 of the Purchase Agreement.

4.             Benefit of the Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

5.             Headings.  The headings used in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

6.             Governing Law.  This Amendment shall be governed and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.

7.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.

8.             References to Agreement.  On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

PURCHASER:

NAVITAS ADVANCED SOLUTIONS GROUP, LLC

By:	/s/ Nancie ElShafei
Name: Nancie ElShafei
Title: Chief Executive Officer

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SELLERS:

A123 SYSTEMS, INC.

By:	/s/ David Prystash
Name: David Prystash
Title: Chief Financial Officer

A123 SECURITIES CORPORATION

By:	/s/ David Prystash
Name: David Prystash
Title: Treasurer and Secretary

GRID STORAGE HOLDINGS LLC

By:	/s/ David Prystash
Name: David Prystash
Title: Member Representative

A123 SYSTEMS KOREA CO., LTD.

By:	/s/ David Prystash
Name: David Prystash
Title: Director

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